                                                                    EXHIBIT 99.1

                          [FLAGSTAR BANCORP, INC. LOGO]


                                                   NEWS RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                   Michael W. Carrie
                                                   Executive Director / CFO
                                                   (248) 312-2000

                                                   FOR IMMEDIATE RELEASE

FLAGSTAR ANNOUNCES FOURTH QUARTER NET EARNINGS OF $0.57 PER SHARE;

Troy, Michigan (January 20, 2004) - Flagstar Bancorp, Inc. (NYSE:FBC), today reported quarterly earnings of $36.7 million, or $0.57 per share - diluted compared to $32.1 million, or $0.51 per share - diluted, reported in the comparable 2002 period.

Net earnings for 2003 were $254.4 million, or $3.99 per share - diluted compared to the $129.3 million, or $2.09 per share - diluted reported for 2002.

HIGHLIGHTS IN THE REPORT INCLUDE:

- An annualized return on average equity of 23.3% for the quarter and 47.6% for 2003;

- An annualized return on average assets of 1.36% for the quarter and 2.52% for 2003;

- A fourth quarter operating efficiency ratio of 50.3% and 37.4% for all of 2003.

- An annual balance sheet growth of 29.3% including an increase of 29.5% in the deposit portfolio and 70.0% in the investment loan categories;

- Mortgages serviced for others of $30.4 billion with a recorded value of 86 basis points;

- Mortgage origination volume of $7.8 billion for the quarter and a record $56.4 billion for 2003;

RETAIL BANKING PROFITS

The portion of the Company's net earnings attributable to the retail banking operation rose during the quarter. This primarily due to the reduced earnings recorded by the mortgage banking operation. During the quarter, the retail banking group provided 52.7% of net earnings, compared to 25.1% for all of 2003, 49.7% for all of 2002, and 21.1% reported in the third quarter. Current projections show the majority of net earnings will come from the retail banking operation in 2004.

Flagstar's deposits were $5.7 billion at December 31, 2003 compared with $4.4 billion at December 31, 2002. Transaction account balances, including checking, savings and money market accounts, represented $2.0 billion and $1.3 billion at December 31, 2003 and 2002, respectively. Over the past year, the Company has reduced its cost of funds on deposits by 52 basis points.

The Company's $2.4 billion growth in the balance sheet included a $1.3 billion increase in deposits and a $1.1 billion increase in advances from the Federal Home Loan Bank. These liabilities were used to fund the $2.3 billion increase in the earning asset portfolio. Mortgage loans held for investment increased $2.8 billion during the period, while assets held for sale decreased $530.7 million.


                                     (more)

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest income was reported at $44.4 million, equal to the $44.4 million reported in the comparable period last year and down $9.3 million, or 17.3% from the $53.7 million recorded in the September 2003 quarter. The net interest margin for the quarter was 1.80%, compared with 2.42% for the same period last year, and the 2.12% reported in the previous quarter. In each circumstance, the decrease in the yield on the Company's earning assets was not offset by a like reduction in liability costs. Additionally, management was not able to immediately reinvest the vast amount of cash created when the Company's investment loans refinanced.

On a sequential quarter basis, the Company's net interest income was negatively impacted by a $169.3 million decrease in average earning assets, a $373.7 million increase in average overnight investments, and a 21 basis points decrease in the interest spread. Management did deploy all of the Company's excess cash into longer-term assets by December 31, 2003, but still has substantial leverage available in the current balance sheet. The sequential quarter decrease in the interest spread was caused by a 33 basis point decrease in the earning asset yield that was not offset by the 12 basis point decrease in liability costs.

On December 31, 2003, the Company had an interest margin of approximately 2.26% within the current balance sheet. The margin was based on a $9.8 billion earning asset portfolio that yielded 5.25% and a $9.1 billion liability base that had a 3.23% cost.

During 2003, net interest income grew $16.5 million, or 8.9%, versus 2002. The increase was attributable to the $2.9 billion, or 44.6% increase in average earning assets. This increase in earning assets was offset by a reduction of 70 basis points in the net interest margin.

LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were $22.6 million during the quarter ended December 31, 2003 versus $72.9 million in the comparable 2002 period. This decrease was attributable to the $8.1 billion decrease in the amount of loans sold during the quarter. The gain on sale spread equaled 43 basis points in the fourth quarter and 75 basis points for year 2003 versus 63 basis points in the fourth quarter of 2002 and 53 basis points for all of 2002.

The decrease in quarterly loan sales was caused by the $7.8 billion decrease in comparable loan originations. As previously reported, the Company recorded $7.8 billion in loan originations versus $15.6 billion originated in the 2002 period. This decrease was primarily attributable to a decrease in the amount of mortgage loans that were refinanced. During the fourth quarter, 70.5% of loan originations involved refinances of existing loans, whereas in the third quarter 88.1% of loan originations were refinances. During 2003, 85.1% of the Company's loan originations were refinances compared to 80.2% in 2002. In December 2003, 68.7% of loan originations were refinances.


                                     (more)

MORTGAGE SERVICING

     LOANS SERVICED FOR OTHERS

At year-end the Company serviced $30.4 billion in loans for others. This volume is up 40.7% from December 31, 2002. The portfolio contains 223,000 loans that have a weighted rate of 6.02%, a weighted service fee of 35.0 basis points, and a weighted nine months of seasoning. Gross portfolio revenue before amortization was reported at a record $28.9 million during the quarter, up $10.4 million, or 56.2% over the comparable 2002 period.

     MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $260.1 million, or 0.86% of the outstanding balance. The preliminary market value of the portfolio is $411.4 million. During the quarter, no impairment adjustment or recapture was made to the book value of the portfolio. The Company charged off $16.4 million in book value for loan prepayments and amortization during the quarter.

ASSET QUALITY

     NON-PERFORMING LOANS

Non-performing loans at year-end were $58.3 million, down $9.7 million from December 31, 2002. Total delinquencies in the Company's investment loan portfolio equaled 0.85% at December 31, 2003, compared with 1.71% at December 31, 2002.

Consistent with the Company's business model over 95% of non-performing loans were backed by single family homes. Additionally, all of the Company's real estate owned are single-family homes acquired in the foreclosure process.

     PROVISION FOR LOAN LOSSES

For the three months ended December 31, 2003, the provision for loan losses was reported at $2.6 million as compared to the $7.5 million during the fourth quarter of 2002. Net charge-offs were an annualized 0.17% and 0.45% of average investment loans during the three months ended December 31, 2003 and December 31, 2002, respectively.

For the years 2003 and 2002, the provision for loan losses was reported as $22.2 million and $18.4 million, respectively. Net charge-offs were 0.43% and 0.31% of average investment loans during 2003 and 2002, respectively.

     ALLOWANCE FOR LOAN LOSSES

During the fourth quarter, the Company segregated its allowance for loan losses into two categories, a loan loss segment and a secondary market repurchase segment. During 2003 and 2002, approximately 43.2% and 32.1% of the Company's recorded losses were attributable to loans sold to the secondary market, repurchased, and then acquired in foreclosure. As the dollar amount of the exposure to these repurchases has increased, we believe that the segregation of this allowance provides more meaningful disclosure. During the quarter, the Company reclassified $14.4 million of the previous allowance into this category. For comparability purposes, approximately $6.5 million was allocated to this allowance last year.

The allowance for loan losses totaled $36.0 million at December 31, 2003. The unallocated portion of the secondary market reserve totals $10.3 million at December 31, 2003.

The allowance for losses as a percentage of non-performing loans was 61.7% and 63.9% at December 31, 2003 and December 31, 2002, respectively. The allowance for losses as a percentage of investment loans was 0.53% and 1.09% at December 31, 2003 and December 31, 2002, respectively.

                                     (more)

BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at December 31, 2003 were $10.6 billion, compared with $11.0 billion at September 30, 2003 and $8.2 billion at December 31, 2002.

Flagstar's stockholders' equity now stands at $654.6 million, or 6.19% of total assets. The book value of the common stock at December 31, 2001 equaled $10.79 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 7.44% and the Total risk-based capital ratio stood at 13.50% at December 31, 2003.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held today, Tuesday, January 20, 2004, at 11:00 a.m. Eastern Time. To participate, please telephone at least ten minutes prior at (800) 289-0572.

Flagstar Bancorp, which has $10.6 billion in total assets, is the second largest independent banking institution headquartered in Michigan. Flagstar operates 99 banking centers throughout Michigan and Indiana. Flagstar also operates 128 loan centers in 25 states and 14 correspondent lending offices located across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.



                                     (more)

                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS

                                                               At or for the three months ended        For the year ended
                                                                         December 31,                      December 31,
                                                                    2003             2002             2003            2002
                                                               --------------- ---------------  ---------------  ---------------
                                                                        (Unaudited, In Thousands, Except Share Data)
  Interest income                                              $    124,885    $    112,963     $    511,185     $    450,112
  Interest expense                                                   80,512          68,544          308,483          263,880
                                                               ------------    ------------     ------------     ------------
Net interest income                                                  44,373          44,419          202,702          186,232
  Provision for losses                                                2,607           7,537           22,245           18,423
                                                               ------------    ------------     ------------     ------------
Net interest income after provision                                  41,766          36,882          180,457          167,809
  Loan servicing fees, net                                           12,543          (9,773)         (18,660)          (4,278)
  Gain on loan sales, net                                            22,648          72,922          359,440          183,909
  Gain on MSR sales, net                                             21,102             710           67,302           14,474
  Other income                                                       18,124          12,054           51,844           31,613
  Operating expenses                                                 60,253          62,929          249,276          222,274
                                                               ------------    ------------     ------------     ------------
Earnings before federal tax provision and cumulative
         effect of a change in accounting principle                  55,930          49,866          391,107          171,253
  Provision for federal income taxes                                 19,259          17,800          136,755           60,626
                                                               ------------    ------------     ------------     ------------
Earnings before cumulative effect of a change in
         accounting principle                                        36,671          32,066          254,352          110,627
Cumulative effect of a change in accounting principle                     -               -                            18,716
                                                               ------------    ------------     ------------     ------------
         NET EARNINGS                                          $     36,671    $     32,066     $    254,352     $    129,343
                                                               ============    ============     ============     ============
Earnings per share before cumulative effect of a change in
accounting principle*
                       Basic                                   $       0.60    $       0.55     $       4.25     $       1.90
                       Diluted                                 $       0.57    $       0.51     $       3.99     $       1.79
Earnings per share from cumulative effect of a change in
accounting principle*
                       Basic                                              -               -                -     $       0.32
                       Diluted                                            -               -                -     $       0.30
                                                               ------------    ------------     ------------     ------------
Net earnings per share *
                       Basic                                   $       0.60    $       0.55     $       4.25     $       2.22
                       Diluted                                 $       0.57    $       0.51     $       3.99     $       2.09
                                                               ============    ============     ============     ============

Dividends paid per common share *                              $       0.15    $       0.03     $       0.50     $       0.12
Interest rate spread                                                   1.72%           2.27%            1.89%            2.74%
Net interest margin                                                    1.80%           2.42%            2.17%            2.87%

Return on average assets                                               1.36%           1.62%            2.52%            1.79%
Return on average equity                                              23.29%          31.81%           47.58%           37.14%
Efficiency ratio                                                      50.25%          51.20%           37.37%           52.64%

Mortgage loans originated or purchased                         $  7,800,580    $ 15,577,278     $ 56,378,151     $ 43,192,312
Mortgage loans sold                                            $  6,403,128    $ 14,508,176     $ 51,922,757     $ 40,495,894
Equity/assets ratio (average for the period)                           5.83%           5.09%            5.30%            4.82%

Ratio of charge-offs to average investment loans                       0.17%           0.45%            0.43%            0.31%


* All statistics that relate to share data have been restated for a 2 for 1 stock dividend completed on May 15, 2003.

Certain amounts within the accompanying summary of selected consolidated financial data have been reclassified to conform to the 2003 presentation.

SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                            December 31,       September 30,     December 31,       December 31,
                                                                2003               2003              2002               2001
                                                          ---------------     --------------     ------------      --------------
                                                                         (Unaudited, In Thousands, Except Share Data)
  Total assets                                            $    10,570,193    $    10,952,997    $     8,206,712    $     6,628,637
  Loans held for sale                                           2,771,507          3,264,471          3,312,278          2,759,929
  Investment loans, net                                         6,801,357          5,348,662          3,985,126          3,152,804
  Allowance for losses                                             36,017             36,605             43,499             32,631
  Mortgage servicing rights                                       260,128            229,515            230,756            168,469
  Total deposits                                                5,680,167          5,662,737          4,373,889          3,608,103
  FHLB advances                                                 3,246,000          3,320,000          2,222,000          1,970,505
  Stockholders' equity                                            654,591            618,704            418,946            291,488

OTHER FINANCIAL AND STATISTICAL DATA:

  Equity/assets ratio                                                6.19%              5.65%              5.11%              4.40%
  Core capital ratio                                                 7.44%              6.89%              6.73%              6.13%
  Total risk-based capital ratio                                    13.50%             13.74%             12.01%             11.44%

  Book value per share *                                  $         10.79    $         10.26    $          7.08    $          5.07
  Shares outstanding *                                             60,671             60,273             59,190             57,420

  Mortgage loans serviced for others                      $    30,395,079    $    29,312,081    $    21,586,797    $    14,222,802
  Value of mortgage servicing rights                                 0.86%              0.78%              1.07%              1.18%

  Allowance for losses to non performing loans                       61.7%              67.6%              63.9%              46.6%
  Allowance for losses to investment loans                           0.53%              0.68%              1.09%              1.03%
  Non performing assets to total assets                              1.01%              0.97%              1.50%              1.35%

  Number of  bank branches                                             99                 98                 87                 71
  Number of loan origination centers                                  128                114                 92                 69
  Number of correspondent offices                                      14                 14                 14                 15
  Number of employees                                               3,512              3,939              3,588              3,047


* All statistics that relate to share data have been restated for 2 for 1 stock dividends completed on May 15, 2003.

Certain amounts within the accompanying summary of selected consolidated financial data have been reclassified to conform to the 2003 presentation.